Exhibit 99.1

       Hyperthermia Combined with Radiation and Androgen Therapy Provides Positive Results with Reduced Toxicity for Prostate Cancer Treatments

     SALT LAKE CITY--(BUSINESS WIRE)--Oct. 17, 2007--BSD Medical Corp. (AMEX:BSM) today announced that the International Journal of Hyperthermia has published the preliminary results of a phase II clinical study involving 144 patients with locally advanced prostate cancer. In this study BSD Medical's BSD-2000 hyperthermia system was used to deliver local hyperthermia combined with conformal radiation therapy and androgen suppression therapy in the treatment of prostate cancer. Hyperthermia combined with radiation and androgen therapy demonstrated results in survival similar to treatments using higher radiation doses, with no significant side effects associated with either hyperthermia or radiation therapy.

     The report is entitled "Conformal radiotherapy plus local hyperthermia in patients affected by locally advanced high risk prostate cancer: Preliminary results of a prospective phase II study" (see Int. J. Hyperthermia, Vol. 23, No. 5, pp. 451-456). The research was conducted at the University Hospital of Verona, Italy. Prof. Sergio Maluta, M.D. is the lead author. The International Journal of Hyperthermia is the official journal of the Society of Thermal Medicine, the European Society for Hyperthermic Oncology and the Asian Society for Hyperthermic Oncology, which are devoted to the research of thermal medicine.

     Rationale for the Study

     According to the report, higher dose radiation (over 76-78 Gy) combined with androgen suppression therapy is commonly used to treat prostate cancer. However, the potential side effects from the use of high doses of radiation in treating prostate cancer are significant. They include incontinence, impotence, severe urinary frequency, rectal problems, including bowel urgency, and tissue damage to the bladder, rectum and other surrounding tissues that could require surgery to correct. This study was designed to determine whether intermediate doses of radiation (mean dose of 74 Gy) enhanced by hyperthermia therapy and androgen suppression therapy could achieve similar positive results in local control and disease free survival without the significant toxicity associated with higher radiation doses.

     Predicate research

     The report summarized the following prior research: "In the Duke University experience, high risk patients with stage T3 or T4 prostate cancer were treated in a non-randomized study with conformal radiation therapy and local hyperthermia to a maximum dose of 70-Gy. The three-year local control and distant failure free survival was 93% and 68% respectively. Stanford University reported patients with recurrent prostate cancer treated originally with brachytherapy were successfully treated with local hyperthermia and radiation. None of the patients experienced severe rectal or bladder reactions, and 75% achieved a complete clinical response. Kalapurakal et al. (Northwestern University) reported their experience on pre-irradiated patients treated by radiation and local hyperthermia. All patients had a positive response to re-treatment, achieving a complete tumor control by two to six months after re-treatment. Only two patients developed a urethral stricture. According to previous clinical studies, the addition of hyperthermia to conventional radiotherapy (radiation) at doses no higher than 70 Gy seems to be feasible."

     Study Parameters

     The researchers utilized hyperthermia combined with conformal radiation therapy at a dose slightly higher than the doses used in the prior studies "in order to improve results in terms of local control, and disease free survival, without an increase of late toxicity," according to the report. Local hyperthermia was delivered using the BSD-2000 and Sigma-60 applicator. The study involved 144 locally advanced patients "with stage T3-T4, or T2 high-risk prostate cancer (Gleason score greater than or equal to 7, or serum PSA greater than or equal to 10)." The researchers noted: "we expected that adding hyperthermia could achieve an improved local control, avoiding doses higher than 76-78 Gy, which significantly correlated with an increased risk of complications."

     Results and Conclusion

     The five-year overall survival for the patients was 86% and the five-year biochemical progression-free survival was 49%. The researchers reported that the only significant side effects were related to the androgen suppression therapy. There were no significant side effects related to the hyperthermia or the radiation therapy. Comparing their results with other studies involving similar patient populations, the researchers concluded: "Local hyperthermia therapy combined with conformal radiation therapy achieves positive results in terms of overall and disease-free survival, similar to results obtained by delivering high doses, without exceeding the dose that significantly increases acute and late toxicity."

     About BSD Medical Corp.

     This study involved the use of the BSD-2000 by BSD Medical Corporation for delivery of precision-focused deep hyperthermia therapy. BSD Medical is a leading developer of systems used to provide therapies requiring precision-focused heat for the treatment of cancer. For further information visit BSD Medical's website at www.BSDMedical.com.

     Statements contained in this press release that are not historical facts are forward-looking statements, including future prospects for the company relating to the research described herein, as defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission.


     CONTACT: BSD Medical Corp., Salt Lake City
              Hyrum A. Mead, 801-972-5555
              Fax: 801-972-5930
              investor@bsdmc.com